Exhibit 99.2

TXI ADJUSTS CONVERSION RATIO FOR 5.5% SHARED
PREFERENCE REDEEMABLE SECURITIES

Dallas, Texas – July 29, 2005 – Texas Industries, Inc. today announced the new conversion ratio associated with its 5.5% Shared Preference Redeemable Securities.  The adjustment was made to account for the spin-off of TXI’s steel operations to TXI’s common shareholders completed today.

Each $50 par unit of the Shared Preference Redeemable Securities may now be converted into .97468 shares of TXI common stock (equivalent to a conversion price of $51.299 per share of TXI common stock).  Previously, each unit was convertible into .72218 shares of TXI common stock (equivalent to a conversion price of $69.235 per share).

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

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